Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF TERRY S. BROWN AS NEW INDEPENDENT DIRECTOR

ARLINGTON, VA (November 3, 2014) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Terry S. Brown, Chairman and CEO of EDENS, has been appointed to AvalonBay’s Board of Directors, effective January 1, 2015.  Mr. Brown will serve as an independent director of the Company.

Mr. Brown joined EDENS, one of the country’s leading private owners, operators and developers of retail real estate, as its CEO in 2002.  EDENS has a focus on community-oriented shopping places on the East Coast.  Before joining EDENS, Mr. Brown was Chief Executive Officer of Andersen Corporate Finance LLC (NASD Broker-Dealer subsidiary of Arthur Andersen) where he was responsible for strategy and investment banking activities on a global basis across the real estate, manufacturing, technology, services and energy industries.

“I am pleased to welcome Terry to the AvalonBay Board of Directors,” said Tim Naughton, Chairman of the Board and CEO.  “Terry has significant experience in a sector of the real estate industry that is complementary to our multifamily platform, and we look forward to benefitting from his strategic insights and expertise.”

About AvalonBay Communities, Inc.

As of September 30, 2014, the Company owned or held a direct or indirect ownership interest in 274 apartment communities containing 82,333 apartment homes in eleven states and the District of Columbia, of which 27 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com.